Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Michael D. Hagedorn
Senior Executive Vice President and
Chief Financial Officer
973-872-4885

VALLEY NATIONAL BANCORP ANNOUNCES SECOND QUARTER 2024 RESULTS

NEW YORK, NY – July 25, 2024 -- Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, today reported net income for the second quarter 2024 of $70.4 million, or $0.13 per diluted common share, as compared to the first quarter 2024 net income of $96.3 million, or $0.18 per diluted common share, and net income of $139.1 million, or $0.27 per diluted common share, for the second quarter 2023. Excluding all non-core income and charges, our adjusted net income (a non-GAAP measure) was $71.6 million, or $0.13 per diluted common share, for the second quarter 2024, $99.4 million, or $0.19 per diluted common share, for the first quarter 2024, and $147.1 million, or $0.28 per diluted common share, for the second quarter 2023. See further details below, including a reconciliation of our non-GAAP adjusted net income, in the "Consolidated Financial Highlights" tables.

Ira Robbins, CEO commented, "During the quarter we took steps to incrementally build balance sheet flexibility as we progress towards the goals that we have previously laid out. These efforts had the combined impact of enhancing regulatory capital and reducing our commercial real estate concentration as a percent of regulatory capital. As it relates to credit quality, our reported non-accrual and past due loans were generally stable at June 30, 2024. The allowance to loan coverage ratio trended higher, but in line with our expectations, reflecting, among other factors, our continuous monitoring and internal risk classification of commercial loans. The increase in the provision also resulted, in part, from specific reserves, a single commercial and industrial loan charge-off and a single commercial real estate loan charge-off. We continue to focus on accelerating commercial and industrial loan growth and core deposit growth as we further diversify and strengthen our balance sheet."

Mr. Robbins continued, "The sequential increase in net interest income was the result of both interest income growth and interest expense reduction relative to the first quarter 2024. We continue to work to optimize our funding base from a pricing and composition perspective. While fee income compressed during the second quarter, expenses remain well-controlled and we believe we are positioned for pre-provision earnings growth through the remainder of the year."

Key financial highlights for the second quarter 2024:

•Net Interest Income and Margin: Net interest income on a tax equivalent basis of $403.0 million for the second quarter 2024 increased $8.1 million compared to the first quarter 2024 and decreased $18.3 million as compared to the second quarter 2023. The increase from the first quarter 2024 was mostly due to additional interest income from targeted growth within our available for sale securities portfolio, continued expansion of the yield on average loans and a four basis point decline in the cost of average interest bearing liabilities. Our net interest margin on a tax equivalent basis increased by 5 basis points to 2.84 percent in the second

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

quarter 2024 as compared to 2.79 percent for the first quarter 2024. See the "Net Interest Income and Margin" section below for more details.
•Loan Portfolio: Total loans increased $389.7 million, or 3.1 percent on an annualized basis, to $50.3 billion at June 30, 2024 from March 31, 2024 mainly as a result of our focus on new commercial and industrial loan production during the second quarter 2024. Strong indirect automobile loan originations from our dealer network, as well as modest organic commercial real estate loan volumes also contributed to the growth in total loans during the second quarter 2024. Loans held for sale decreased $41.9 million to $19.9 million at June 30, 2024 from March 31, 2024 mostly due to the previously disclosed sale of $34.1 million of construction loans at par during April 2024. See the "Loans" section below for more details.
•Deposits: Total average deposits increased $807.2 million during the second quarter 2024 as compared to the first quarter 2024 driven by higher average balances across several deposit categories, including non-interest bearing deposits. Actual ending balances for deposits increased $1.0 billion to $50.1 billion at June 30, 2024 as compared to $49.1 billion at March 31, 2024 mainly due to higher levels of indirect customer certificates of deposit, partially offset by period-end balance fluctuations mostly within direct commercial customer deposit accounts. During the second quarter 2024, management entered into fair value swaps with a combined notional value of approximately $400 million that will effectively convert a portion of the fixed rate indirect time deposit portfolio to variable interest rates starting in the first quarter 2025. See the "Deposits" section below for more details.
•Credit Risk Transfer: During June 2024, we completed a synthetic credit risk transfer transaction, consisting of a credit default swap, related to approximately $1.5 billion of our $1.8 billion automobile loan portfolio at June 30, 2024. While we have retained the auto loans on-balance sheet, the new credit protection significantly reduced the risk-weighted assets associated with these loans for regulatory capital purposes. As a result, Valley’s total risk-based capital, common equity Tier 1 capital and Tier 1 capital ratios benefited by approximately 20 basis points at June 30, 2024. Total transaction costs included $400 thousand of one-time charges and $1.1 million of premium expense recorded in other expense during the second quarter 2024. The premium expense associated with the credit protection is estimated to be approximately $6.0 million for the remainder of 2024. See the "Capital Adequacy" section below for more details.
•Allowance and Provision for Credit Losses for Loans: The allowance for credit losses for loans totaled $532.5 million and $487.3 million at June 30, 2024 and March 31, 2024, respectively, representing 1.06 percent and 0.98 percent of total loans at each respective date. During the second quarter 2024, we recorded a provision for credit losses for loans of $82.1 million as compared to $45.3 million and $6.3 million for the first quarter 2024 and second quarter 2023, respectively. The increase in the second quarter 2024 provision was mainly due to higher quantitative reserves allocated to commercial real estate loans, commercial and industrial loan growth, and additional specific reserves and charge-offs associated with the revaluation of collateral dependent commercial loans at June 30, 2024.
•Credit Quality: Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased to 0.14 percent of total loans at June 30, 2024 as compared to 0.15 percent at March 31, 2024, while non-accrual loans increased to 0.60 percent of total loans at

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

June 30, 2024 as compared to 0.58 percent at March 31, 2024. Net loan charge-offs totaled $36.8 million for the second quarter 2024 as compared to $23.6 million and $8.6 million for the first quarter 2024 and second quarter 2023, respectively. The loan charge-offs in the second quarter 2024 included partial charge-offs totaling a combined $31.6 million related to two commercial loan relationships. See the "Credit Quality" section below for more details.
•Non-Interest Income: Non-interest income decreased $10.2 million to $51.2 million for the second quarter 2024 as compared to the first quarter 2024 mainly due to previously anticipated decreases in periodic revenue associated with our tax credit advisory subsidiary (within wealth management and trust fees) and net gains on sale of assets totaling $4.8 million and $3.7 million, respectively. Other income also decreased $5.5 million as compared to first quarter 2024 due, in part, to the decline in the valuation of certain equity method investments at June 30, 2024. These decreases were partially offset by increases in swap fees related to commercial loan transactions (within capital market fees), insurance commissions and bank owned life insurance income.
•Non-Interest Expense: Non-interest expense decreased $2.8 million to $277.5 million for the second quarter 2024 as compared to the first quarter 2024 largely due to a lower FDIC insurance assessment expense. During the second quarter 2024 and first quarter 2024, we recorded additional estimated expenses of $1.4 million and $7.4 million, respectively, related to the FDIC special assessment. The decrease was partially offset by higher professional and legal expense and other expense during the second quarter 2024. Other expense increased $1.5 million from the first quarter 2024 partially due to costs related to the loan credit risk transfer transaction (described above).
•Efficiency Ratio: Our efficiency ratio was 59.62 percent for the second quarter 2024 as compared to 59.10 percent and 55.59 percent for the first quarter 2024 and second quarter 2023, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
•Performance Ratios: Annualized return on average assets (ROA), shareholders’ equity (ROE) and tangible ROE were 0.46 percent, 4.17 percent and 5.95 percent for the second quarter 2024, respectively. Annualized ROA, ROE, and tangible ROE, adjusted for non-core income and charges, were 0.47 percent, 4.24 percent and 6.05 percent for the second quarter 2024, respectively. See the "Consolidated Financial Highlights" tables below for additional information regarding our non-GAAP measures.
Net Interest Income and Margin
Net interest income on a tax equivalent basis of $403.0 million for the second quarter 2024 increased $8.1 million compared to the first quarter 2024 and decreased $18.3 million as compared to the second quarter 2023. Interest income on a tax equivalent basis increased $4.8 million to $834.8 million for the second quarter 2024 as compared to the first quarter 2024 mostly due to additional interest income from targeted investment purchases within the available for sale securities portfolio, as well as higher average overnight interest bearing deposits with banks during the second quarter 2024. A higher yield on average loans also contributed to the increase in interest income, but was more than offset by the impact of lower average loan balances during the second quarter 2024 mostly caused by the sale of

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

certain commercial loans in the first quarter 2024 and April 2024. Total interest expense decreased $3.3 million to $431.8 million for the second quarter 2024 as compared to the first quarter 2024 mainly due to greater utilization of long-term FHLB borrowings and indirect customer time deposits as liquidity funding sources and a reduction in higher cost short-term FHLB borrowings starting in March 2024. See the "Deposits" and "Other Borrowings" sections below for more details.

Net interest margin on a tax equivalent basis of 2.84 percent for the second quarter 2024 increased by 5 basis points from 2.79 percent for the first quarter 2024 and decreased 10 basis points from 2.94 percent for the second quarter 2023. The increase as compared to the first quarter 2024 was largely driven by the combination of a higher yield on average interest earning assets and a decline in the cost of average interest bearing liabilities. The yield on average interest earning assets increased by 2 basis points to 5.88 percent on a linked quarter basis largely due to higher yielding investment purchases and new loan originations during the second quarter 2024. The overall cost of average interest bearing liabilities decreased 4 basis points to 4.15 percent for the second quarter 2024 as compared to the first quarter 2024 primarily due to a reduction in both higher cost short-term FHLB borrowings and government banking non-maturity deposit account balances. Our cost of total average deposits was 3.18 percent for the second quarter 2024 as compared to 3.16 percent and 2.45 percent for the first quarter 2024 and the second quarter 2023, respectively.
Loans, Deposits and Other Borrowings
Loans. Total loans increased $389.7 million, or 3.1 percent on an annualized basis, to $50.3 billion at June 30, 2024 from March 31, 2024. Commercial and industrial loans grew by $376.2 million, or 16.5 percent on an annualized basis, to $9.5 billion at June 30, 2024 from March 31, 2024 largely due to our stronger focus on new loan production within this category. Total commercial real estate (including construction) loans increased $63.4 million, or only 0.8 percent on an annualized basis, to $31.8 billion at June 30, 2024 from March 31, 2024 as we remained highly selective on new originations and projects. Automobile loan balances increased by $62.3 million, or 14.7 percent on an annualized basis, to $1.8 billion at June 30, 2024 from March 31, 2024 mainly due to continued consumer demand generated by our indirect auto dealer network and low prepayment activity within the portfolio. Other consumer loans decreased $122.2 million, or 39.7 percent on an annualized basis, to $1.1 billion at June 30, 2024 from March 31, 2024 primarily due to the negative impact of high market interest rates on the demand and usage of collateralized personal lines of credit.
Deposits. Actual ending balances for deposits increased $1.0 billion to $50.1 billion at June 30, 2024 from March 31, 2024 mainly due to an increase of $1.5 billion in time deposits, partially offset by a decrease of $349.8 million in savings, NOW and money market deposits and a decrease of $155.6 million in non-interest bearing deposits. The increase in time deposits was mainly due to a $1.7 billion increase in indirect customer CDs. During the second quarter 2024, management entered into fair value swap transactions with a combined notional value of approximately $400 million that will effectively convert a portion of its fixed rate indirect CD portfolio to variable interest rates starting in the first quarter 2025 and expiring at various dates during the second quarters 2026 and 2027. Non-interest bearing deposit and savings, NOW and money market deposit balances declined at June 30, 2024 from March 31, 2024 partly due to period-end fluctuations within certain direct commercial customer deposit accounts. Non-interest bearing deposits; savings, NOW and money market deposits;

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

and time deposits represented approximately 22 percent, 49 percent and 29 percent of total deposits as of June 30, 2024, respectively, as compared to 23 percent, 51 percent and 26 percent of total deposits as of March 31, 2024, respectively.
Other Borrowings. Short-term borrowings decreased $11.5 million to $63.8 million at June 30, 2024 as compared to March 31, 2024 mainly due to a moderate decline in securities sold under repurchase agreements. Long-term borrowings totaled $3.3 billion at June 30, 2024 and also remained relatively unchanged as compared to March 31, 2024.
Credit Quality
Non-Performing Assets (NPAs). Total NPAs, consisting of non-accrual loans, other real estate owned (OREO) and other repossessed assets, increased $24.2 million to $312.9 million at June 30, 2024 as compared to March 31, 2024. Non-accrual commercial real estate loans increased $23.0 million to $123.0 million at June 30, 2024 as compared to March 31, 2024 mainly due to two additional non-performing loan relationships totaling $24.1 million placed on non-accrual status during the second quarter 2024. Non-accrual loans represented 0.60 percent of total loans at June 30, 2024 as compared to 0.58 percent of total loans at March 31, 2024. OREO increased $8.0 million at June 30, 2024 from March 31, 2024 due to the foreclosure and transfer of two commercial real estate properties from the loan portfolio during the second quarter 2024.
Accruing Past Due Loans. Total accruing past due loans (i.e., loans past due 30 days or more and still accruing interest) decreased $2.0 million to $72.4 million, or 0.14 percent of total loans, at June 30, 2024 as compared to $74.4 million, or 0.15 percent of total loans at March 31, 2024. Loans 30 to 59 days past due decreased $851 thousand to $46.0 million at June 30, 2024 as compared to March 31, 2024. Loans 60 to 89 days past due decreased $2.3 million to $11.9 million at June 30, 2024 as compared to March 31, 2024 mostly due to a commercial real estate loan relationship totaling $3.7 million at March 31, 2024 that migrated from this past due category to non-accrual loans during the second quarter 2024. Loans 90 days or more past due and still accruing interest increased $1.1 million to $14.5 million at June 30, 2024 as compared to March 31, 2024 largely due to one commercial real estate loan. All loans 90 days or more past due and still accruing interest are well-secured and in the process of collection.

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

Allowance for Credit Losses for Loans and Unfunded Commitments. The following table summarizes the allocation of the allowance for credit losses to loan categories and the allocation as a percentage of each loan category at June 30, 2024, March 31, 2024 and June 30, 2023:

	June 30, 2024		March 31, 2024		June 30, 2023
		Allocation		Allocation		Allocation
		as a % of		as a % of		as a % of
	Allowance	Loan	Allowance	Loan	Allowance	Loan
	Allocation	Category	Allocation	Category	Allocation	Category
	($ in thousands)
Loan Category:
Commercial and industrial loans	$149,243	1.57%	$138,593	1.52%	$128,245	1.38%
Commercial real estate loans:
Commercial real estate	246,316	0.87	209,355	0.74	194,177	0.70
Construction	54,777	1.54	56,492	1.59	45,518	1.19
Total commercial real estate loans	301,093	0.95	265,847	0.84	239,695	0.76
Residential mortgage loans	47,697	0.85	44,377	0.79	44,153	0.79
Consumer loans:
Home equity	3,077	0.54	2,809	0.50	4,020	0.75
Auto and other consumer	18,200	0.63	17,622	0.60	20,319	0.70
Total consumer loans	21,277	0.62	20,431	0.58	24,339	0.71
Allowance for loan losses	519,310	1.03	469,248	0.94	436,432	0.88
Allowance for unfunded credit commitments	13,231		18,021		22,244
Total allowance for credit losses for loans	$532,541		$487,269		$458,676
Allowance for credit losses for loans as a % total loans		1.06%		0.98%		0.92%

Our loan portfolio, totaling $50.3 billion at June 30, 2024, had net loan charge-offs totaling $36.8 million for the second quarter 2024 as compared to $23.6 million and $8.6 million for the first quarter 2024 and the second quarter 2023, respectively. The loan charge-offs in the second quarter 2024 included partial charge-offs totaling $20.6 million and $11.0 million related to a single commercial real estate loan relationship and one commercial and industrial loan, respectively. The commercial and industrial loan had specific reserves totaling $8.0 million within the allowance for loan losses at March 31, 2024.

The allowance for credit losses for loans, comprised of our allowance for loan losses and unfunded credit commitments, as a percentage of total loans was 1.06 percent at June 30, 2024, 0.98 percent at March 31, 2024, and 0.92 percent at June 30, 2023. For the second quarter 2024, the provision for credit losses for loans totaled $82.1 million as compared to $45.3 million and $6.3 million for the first quarter 2024 and second quarter 2023, respectively. The increased provision for credit losses for the second quarter 2024 was mainly due to higher quantitative reserves allocated to commercial real estate loans, commercial and industrial loan growth, and additional specific reserves and charge-offs associated with the revaluation of collateral dependent commercial loans at June 30, 2024. The

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

allowance for unfunded credit commitments declined to $13.2 million at June 30, 2024 mainly due to a continued decline in the level of our commercial real estate loan commitments pipeline.
Capital Adequacy
Valley's total risk-based capital, common equity Tier 1 capital, Tier 1 capital and Tier 1 leverage capital ratios were 12.18 percent, 9.55 percent, 9.99 percent and 8.19 percent, respectively, at June 30, 2024 as compared to 11.88 percent, 9.34 percent, 9.78 percent, 8.20 percent, respectively at March 31, 2024. The increases in the total risk-based capital, common equity Tier 1 capital, and Tier 1 capital ratios as compared to March 31, 2024 were largely due to the aforementioned credit risk transfer transaction related to a portion of the automobile loan portfolio executed in June 2024.
Investor Conference Call
Valley will host a conference call with investors and the financial community at 11:00 AM (ET) today to discuss the second quarter 2024 earnings and related matters. Interested parties should preregister using this link: https://register.vevent.com/register to receive the dial-in number and a personal PIN, which are required to access the conference call. The teleconference will also be webcast live: https://edge.media-server.com and archived on Valley’s website through Monday, September 2, 2024. Investor presentation materials will be made available prior to the conference call at www.valley.com.
About Valley
As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.
Forward Looking Statements
The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about our business, new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “intend,” “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” “may,” “estimate,” “outlook,” “project” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

•the impact of monetary and fiscal policies of the U.S. federal government and its agencies, including in connection with prolonged inflationary pressures, as well as the impact of the 2024 U.S presidential election, which could have a material adverse effect on our clients, as well as our business, our employees, and our ability to provide services to our customers;
•the impact of unfavorable macroeconomic conditions or downturns, including an actual or threatened U.S. government shutdown, debt default or rating downgrade, instability or volatility in financial markets, unanticipated loan delinquencies, loss of collateral, decreased service revenues, increased business disruptions or failures, reductions in employment, and other potential negative effects on our business, employees or clients caused by factors outside of our control, such as geopolitical instabilities or events (including the Israel-Hamas war); natural and other disasters (including severe weather events); health emergencies; acts of terrorism; or other external events;
•the impact of potential instability within the U.S. financial sector in the aftermath of the banking failures in 2023 and continued volatility thereafter, including the possibility of a run on deposits by a coordinated deposit base, and the impact of the actual or perceived soundness, or concerns about the creditworthiness of other financial institutions, including any resulting disruption within the financial markets, increased expenses, including Federal Deposit Insurance Corporation insurance assessments, or adverse impact on our stock price, deposits or our ability to borrow or raise capital;
•the impact of negative public opinion regarding Valley or banks in general that damages our reputation and adversely impacts business and revenues;
•changes in the statutes, regulations, policy, or enforcement priorities of the federal bank regulatory agencies;
•the loss of or decrease in lower-cost funding sources within our deposit base;
•damage verdicts or settlements or restrictions related to existing or potential class action litigation or individual litigation arising from claims of violations of laws or regulations, contractual claims, breach of fiduciary responsibility, negligence, fraud, environmental laws, patent, trademark or other intellectual property infringement, misappropriation or other violation, employment related claims, and other matters;
•a prolonged downturn and contraction in the economy, as well as an unexpected decline in commercial real estate values collateralizing a significant portion of our loan portfolio;
•higher or lower than expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations, and case law;
•the inability to grow customer deposits to keep pace with loan growth;
•a material change in our allowance for credit losses under CECL due to forecasted economic conditions and/or unexpected credit deterioration in our loan and investment portfolios;
•the need to supplement debt or equity capital to maintain or exceed internal capital thresholds;
•changes in our business, strategy, market conditions or other factors that may negatively impact the estimated fair value of our goodwill and other intangible assets and result in future impairment charges;

Valley National Bancorp (NASDAQ: VLY)
Second Quarter 2024 Earnings
July 25, 2024

•greater than expected technology related costs due to, among other factors, prolonged or failed implementations, additional project staffing and obsolescence caused by continuous and rapid market innovations;
•cyberattacks, ransomware attacks, computer viruses, malware or other cybersecurity incidents that may breach the security of our websites or other systems or networks to obtain unauthorized access to personal, confidential, proprietary or sensitive information, destroy data, disable or degrade service, or sabotage our systems or networks;
•results of examinations by the Office of the Comptroller of the Currency (OCC), the Federal Reserve Bank, the Consumer Financial Protection Bureau (CFPB) and other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our allowance for credit losses, write-down assets, reimburse customers, change the way we do business, or limit or eliminate certain other banking activities;
•application of the OCC heightened regulatory standards for certain large insured national banks, and the expenses we will incur to develop policies, programs, and systems that comply with the enhanced standards applicable to us;
•our inability or determination not to pay dividends at current levels, or at all, because of inadequate earnings, regulatory restrictions or limitations, changes in our capital requirements, or a decision to increase capital by retaining more earnings;
•unanticipated loan delinquencies, loss of collateral, decreased service revenues, and other potential negative effects on our business caused by severe weather, pandemics or other public health crises, acts of terrorism or other external events;
•our ability to successfully execute our business plan and strategic initiatives; and
•unexpected significant declines in the loan portfolio due to the lack of economic expansion, increased competition, large prepayments, changes in regulatory lending guidance or other factors.
A detailed discussion of factors that could affect our results is included in our SEC filings, including Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2023.
We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations, except as required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

# # #
-Tables to Follow-

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data and stock price)	2024	2024	2023	2024	2023
FINANCIAL DATA:
Net interest income - FTE (1)	$402,984	$394,847	$421,275	$797,831	$858,733
Net interest income	$401,685	$393,548	$419,765	$795,233	$855,785
Non-interest income	51,213	61,415	60,075	112,628	114,374
Total revenue	452,898	454,963	479,840	907,861	970,159
Non-interest expense	277,497	280,310	282,971	557,807	555,137
Pre-provision net revenue	175,401	174,653	196,869	350,054	415,022
Provision for credit losses	82,070	45,200	6,050	127,270	20,487
Income tax expense	22,907	33,173	51,759	56,080	108,924
Net income	70,424	96,280	139,060	166,704	285,611
Dividends on preferred stock	4,108	4,119	4,030	8,227	7,904
Net income available to common shareholders	$66,316	$92,161	$135,030	$158,477	$277,707
Weighted average number of common shares outstanding:
Basic	509,141,252	508,340,719	507,690,043	508,740,986	507,402,268
Diluted	510,338,502	510,633,945	508,643,025	510,437,959	509,076,303
Per common share data:
Basic earnings	$0.13	$0.18	$0.27	$0.31	$0.55
Diluted earnings	0.13	0.18	0.27	0.31	0.55
Cash dividends declared	0.11	0.11	0.11	0.22	0.22
Closing stock price - high	8.02	10.80	9.38	10.80	12.59
Closing stock price - low	6.52	7.43	6.59	6.52	6.59
FINANCIAL RATIOS:
Net interest margin	2.83%	2.78%	2.93%	2.81%	3.04%
Net interest margin - FTE (1)	2.84	2.79	2.94	2.81	3.05
Annualized return on average assets	0.46	0.63	0.90	0.54	0.94
Annualized return on avg. shareholders' equity	4.17	5.73	8.50	4.95	8.80
NON-GAAP FINANCIAL DATA AND RATIOS: (2)
Basic earnings per share, as adjusted	$0.13	$0.19	$0.28	$0.32	$0.58
Diluted earnings per share, as adjusted	0.13	0.19	0.28	0.32	0.58
Annualized return on average assets, as adjusted	0.47%	0.65%	0.95%	0.56%	0.99%
Annualized return on average shareholders' equity, as adjusted	4.24	5.91	8.99	5.08	9.29
Annualized return on avg. tangible shareholders' equity	5.95%	8.19%	12.37%	7.07%	12.87%
Annualized return on average tangible shareholders' equity, as adjusted	6.05	8.46	13.09	7.25	13.59
Efficiency ratio	59.62	59.10	55.59	59.36	54.69

AVERAGE BALANCE SHEET ITEMS:
Assets	$61,518,639	$61,256,868	$61,877,464	$61,387,754	$60,877,792
Interest earning assets	56,772,950	56,618,797	57,351,808	56,695,874	56,362,794
Loans	50,020,901	50,246,591	49,457,937	50,133,746	48,663,070
Interest bearing liabilities	41,576,344	41,556,588	40,925,791	41,566,466	39,281,405
Deposits	49,383,209	48,575,974	47,464,469	48,979,591	47,309,554
Shareholders' equity	6,753,981	6,725,695	6,546,452	6,739,838	6,493,627

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
BALANCE SHEET ITEMS:	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2024	2024	2023	2023	2023
Assets	$62,058,974	$61,000,188	$60,934,974	$61,183,352	$61,703,693
Total loans	50,311,702	49,922,042	50,210,295	50,097,519	49,877,248
Deposits	50,112,177	49,077,946	49,242,829	49,885,314	49,619,815
Shareholders' equity	6,737,737	6,727,139	6,701,391	6,627,299	6,575,184

LOANS:
(In thousands)
Commercial and industrial	$9,479,147	$9,104,193	$9,230,543	$9,274,630	$9,287,309
Commercial real estate:
Non-owner occupied	13,710,015	14,962,851	15,078,464	14,741,668	14,581,531
Multifamily	8,976,264	8,818,263	8,860,219	8,863,529	8,796,008
Owner occupied	5,536,844	4,367,839	4,304,556	4,435,853	4,415,533
Construction	3,545,723	3,556,511	3,726,808	3,833,269	3,815,761
Total commercial real estate	31,768,846	31,705,464	31,970,047	31,874,319	31,608,833
Residential mortgage	5,627,113	5,618,355	5,569,010	5,562,665	5,560,356
Consumer:
Home equity	566,467	564,083	559,152	548,918	535,493
Automobile	1,762,852	1,700,508	1,620,389	1,585,987	1,632,875
Other consumer	1,107,277	1,229,439	1,261,154	1,251,000	1,252,382
Total consumer loans	3,436,596	3,494,030	3,440,695	3,385,905	3,420,750
Total loans	$50,311,702	$49,922,042	$50,210,295	$50,097,519	$49,877,248

CAPITAL RATIOS:
Book value per common share	$12.82	$12.81	$12.79	$12.64	$12.54
Tangible book value per common share (2)	8.87	8.84	8.79	8.63	8.51
Tangible common equity to tangible assets (2)	7.52%	7.62%	7.58%	7.40%	7.24%
Tier 1 leverage capital	8.19	8.20	8.16	8.08	7.86
Common equity tier 1 capital	9.55	9.34	9.29	9.21	9.03
Tier 1 risk-based capital	9.99	9.78	9.72	9.64	9.47
Total risk-based capital	12.18	11.88	11.76	11.68	11.52

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended			Six Months Ended
ALLOWANCE FOR CREDIT LOSSES:	June 30,	March 31,	June 30,	June 30,
($ in thousands)	2024	2024	2023	2024	2023
Allowance for credit losses for loans
Beginning balance	$487,269	$465,550	$460,969	$465,550	$483,255
Impact of the adoption of ASU No. 2022-02	—	—	—	—	(1,368)
Beginning balance, adjusted	487,269	465,550	460,969	465,550	481,887
Loans charged-off:
Commercial and industrial	(14,721)	(14,293)	(3,865)	(29,014)	(29,912)
Commercial real estate	(22,144)	(1,204)	(2,065)	(23,348)	(2,065)
Construction	(212)	(7,594)	(4,208)	(7,806)	(9,906)
Residential mortgage	—	—	(149)	—	(149)
Total consumer	(1,262)	(1,809)	(1,040)	(3,071)	(1,868)
Total loans charged-off	(38,339)	(24,900)	(11,327)	(63,239)	(43,900)
Charged-off loans recovered:
Commercial and industrial	742	682	2,173	1,424	3,572
Commercial real estate	150	241	4	391	28
Residential mortgage	5	25	135	30	156
Total consumer	603	397	390	1,000	1,151
Total loans recovered	1,500	1,345	2,702	2,845	4,907
Total net charge-offs	(36,839)	(23,555)	(8,625)	(60,394)	(38,993)
Provision for credit losses for loans	82,111	45,274	6,332	127,385	15,782
Ending balance	$532,541	$487,269	$458,676	$532,541	$458,676
Components of allowance for credit losses for loans:
Allowance for loan losses	$519,310	$469,248	$436,432	$519,310	$436,432
Allowance for unfunded credit commitments	13,231	18,021	22,244	13,231	22,244
Allowance for credit losses for loans	$532,541	$487,269	$458,676	$532,541	$458,676
Components of provision for credit losses for loans:
Provision for credit losses for loans	$86,901	$46,723	$8,159	$133,624	$18,138
Credit for unfunded credit commitments	(4,790)	(1,449)	(1,827)	(6,239)	(2,356)
Total provision for credit losses for loans	$82,111	$45,274	$6,332	$127,385	$15,782
Annualized ratio of total net charge-offs to total average loans	0.29%	0.19%	0.07%	0.24%	0.16%
Allowance for credit losses for loans as a % of total loans	1.06%	0.98%	0.92%	1.06%	0.92%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
ASSET QUALITY:	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands)	2024	2024	2023	2023	2023
Accruing past due loans:
30 to 59 days past due:
Commercial and industrial	$5,086	$6,202	$9,307	$10,687	$6,229
Commercial real estate	1,879	5,791	3,008	8,053	3,612
Residential mortgage	17,389	20,819	26,345	13,159	15,565
Total consumer	21,639	14,032	20,554	15,509	8,431
Total 30 to 59 days past due	45,993	46,844	59,214	47,408	33,837
60 to 89 days past due:
Commercial and industrial	1,621	2,665	5,095	5,720	7,468
Commercial real estate	—	3,720	1,257	2,620	—
Residential mortgage	6,632	5,970	8,200	9,710	1,348
Total consumer	3,671	1,834	4,715	1,720	4,126
Total 60 to 89 days past due	11,924	14,189	19,267	19,770	12,942
90 or more days past due:
Commercial and industrial	2,739	5,750	5,579	6,629	6,599
Commercial real estate	4,242	—	—	—	2,242
Construction	3,990	3,990	3,990	3,990	3,990
Residential mortgage	2,609	2,884	2,488	1,348	1,165
Total consumer	898	731	1,088	391	1,006
Total 90 or more days past due	14,478	13,355	13,145	12,358	15,002
Total accruing past due loans	$72,395	$74,388	$91,626	$79,536	$61,781
Non-accrual loans:
Commercial and industrial	$102,942	$102,399	$99,912	$87,655	$84,449
Commercial real estate	123,011	100,052	99,739	83,338	82,712
Construction	45,380	51,842	60,851	62,788	63,043
Residential mortgage	28,322	28,561	26,986	21,614	20,819
Total consumer	3,624	4,438	4,383	3,545	3,068
Total non-accrual loans	303,279	287,292	291,871	258,940	254,091
Other real estate owned (OREO)	8,059	88	71	71	824
Other repossessed assets	1,607	1,393	1,444	1,314	1,230
Total non-performing assets	$312,945	$288,773	$293,386	$260,325	$256,145
Total non-accrual loans as a % of loans	0.60%	0.58%	0.58%	0.52%	0.51%
Total accruing past due and non-accrual loans as a % of loans	0.75	0.72	0.76	0.68	0.63
Allowance for losses on loans as a % of non-accrual loans	171.23	163.33	152.83	170.76	171.76

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA

(1)	Net interest income and net interest margin are presented on a tax equivalent basis using a 21 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.
(2)
Non-GAAP Reconciliations. This press release contains certain supplemental financial information, described in the Notes below, which has been determined by methods other than U.S. Generally Accepted Accounting Principles ("GAAP") that management uses in its analysis of Valley's performance. The Company believes that the non-GAAP financial measures provide useful supplemental information to both management and investors in understanding Valley’s underlying operational performance, business and performance trends, and may facilitate comparisons of our current and prior performance with the performance of others in the financial services industry. Management utilizes these measures for internal planning, forecasting and analysis purposes. Management believes that Valley’s presentation and discussion of this supplemental information, together with the accompanying reconciliations to the GAAP financial measures, also allows investors to view performance in a manner similar to management. These non-GAAP financial measures should not be considered in isolation or as a substitute for or superior to financial measures calculated in accordance with U.S. GAAP. These non-GAAP financial measures may also be calculated differently from similar measures disclosed by other companies.

Non-GAAP Reconciliations to GAAP Financial Measures

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
Adjusted net income available to common shareholders (non-GAAP):
Net income, as reported (GAAP)	$70,424	$96,280	$139,060	$166,704	$285,611
Add: FDIC Special assessment (a)	1,363	7,394	—	8,757	—
Add: Losses on available for sale and held to maturity debt securities, net (b)	4	7	9	11	33
Add: Restructuring charge (c)	334	620	11,182	954	11,182
Less: Gain on sale of commercial premium finance lending division (d)	—	(3,629)	—	(3,629)	—
Add: Provision for credit losses for available for sale securities (e)	—	—	—	—	5,000
Add: Merger related expenses (f)	—	—	—	—	4,133
Total non-GAAP adjustments to net income	1,701	4,392	11,191	6,093	20,348
Income tax adjustments related to non-GAAP adjustments (g)	(482)	(1,224)	(3,170)	(1,706)	(4,348)
Net income, as adjusted (non-GAAP)	$71,643	$99,448	$147,081	$171,091	$301,611
Dividends on preferred stock	4,108	4,119	4,030	8,227	7,904
Net income available to common shareholders, as adjusted (non-GAAP)	$67,535	$95,329	$143,051	$162,864	$293,707
__________
(a) Included in the FDIC insurance expense.
(b) Included in gains on securities transactions, net.
(c) Represents severance expense related to workforce reductions within salary and employee benefits expense.
(d) Included in net (losses) gains on sale of assets.
(e) Included in provision for credit losses for available for sale and held to maturity securities (tax disallowed).
(f) Represents salary and employee benefits expense during the second quarter 2023.
(g) Calculated using the appropriate blended statutory tax rate for the applicable period.

Adjusted per common share data (non-GAAP):
Net income available to common shareholders, as adjusted (non-GAAP)	$67,535	$95,329	$143,051	$162,864	$293,707
Average number of shares outstanding	509,141,252	508,340,719	507,690,043	508,740,986	507,402,268
Basic earnings, as adjusted (non-GAAP)	$0.13	$0.19	$0.28	$0.32	$0.58
Average number of diluted shares outstanding	510,338,502	510,633,945	508,643,025	510,437,959	509,076,303
Diluted earnings, as adjusted (non-GAAP)	$0.13	$0.19	$0.28	$0.32	$0.58
Adjusted annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$71,643	$99,448	$147,081	$171,091	$301,611
Average shareholders' equity	$6,753,981	$6,725,695	$6,546,452	$6,739,838	$6,493,627
Less: Average goodwill and other intangible assets	2,016,766	2,024,999	2,051,591	2,020,883	2,056,487
Average tangible shareholders' equity	$4,737,215	$4,700,696	$4,494,861	$4,718,955	$4,437,140
Annualized return on average tangible shareholders' equity, as adjusted (non-GAAP)	6.05%	8.46%	13.09%	7.25%	13.59%
Adjusted annualized return on average assets (non-GAAP):
Net income, as adjusted (non-GAAP)	$71,643	$99,448	$147,081	$171,091	$301,611
Average assets	$61,518,639	$61,256,868	$61,877,464	$61,387,754	$60,877,792
Annualized return on average assets, as adjusted (non-GAAP)	0.47%	0.65%	0.95%	0.56%	0.99%

VALLEY NATIONAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS

Non-GAAP Reconciliations to GAAP Financial Measures (Continued)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
($ in thousands, except for share data)	2024	2024	2023	2024	2023
Adjusted annualized return on average shareholders' equity (non-GAAP):
Net income, as adjusted (non-GAAP)	$71,643	$99,448	$147,081	$171,091	$301,611
Average shareholders' equity	$6,753,981	$6,725,695	$6,546,452	$6,739,838	$6,493,627
Annualized return on average shareholders' equity, as adjusted (non-GAAP)	4.24%	5.91%	8.99%	5.08%	9.29%
Annualized return on average tangible shareholders' equity (non-GAAP):
Net income, as reported (GAAP)	$70,424	$96,280	$139,060	$166,704	$285,611
Average shareholders' equity	$6,753,981	$6,725,695	$6,546,452	$6,739,838	$6,493,627
Less: Average goodwill and other intangible assets	2,016,766	2,024,999	2,051,591	2,020,883	2,056,487
Average tangible shareholders' equity	$4,737,215	$4,700,696	$4,494,861	$4,718,955	$4,437,140
Annualized return on average tangible shareholders' equity (non-GAAP)	5.95%	8.19%	12.37%	7.07%	12.87%
Efficiency ratio (non-GAAP):
Non-interest expense, as reported (GAAP)	$277,497	$280,310	$282,971	$557,807	$555,137
Less: FDIC Special assessment (pre-tax)	1,363	7,394	—	8,757	—
Less: Restructuring charge (pre-tax)	334	620	11,182	954	11,182
Less: Merger-related expenses (pre-tax)	—	—	—	—	4,133
Less: Amortization of tax credit investments (pre-tax)	5,791	5,562	5,018	11,353	9,271
Non-interest expense, as adjusted (non-GAAP)	$270,009	$266,734	$266,771	$536,743	$530,551
Net interest income, as reported (GAAP)	401,685	393,548	419,765	795,233	855,785
Non-interest income, as reported (GAAP)	51,213	61,415	60,075	112,628	114,374
Add: Losses on available for sale and held to maturity securities transactions, net (pre-tax)	4	7	9	11	33
Less: Gain on sale of premium finance division (pre-tax)	—	(3,629)	—	(3,629)	—
Non-interest income, as adjusted (non-GAAP)	$51,217	$57,793	$60,084	$109,010	$114,407
Gross operating income, as adjusted (non-GAAP)	$452,902	$451,341	$479,849	$904,243	$970,192
Efficiency ratio (non-GAAP)	59.62%	59.10%	55.59%	59.36%	54.69%

	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
($ in thousands, except for share data)	2024	2024	2023	2023	2023
Tangible book value per common share (non-GAAP):
Common shares outstanding	509,205,014	508,893,059	507,709,927	507,660,742	507,619,430
Shareholders' equity (GAAP)	$6,737,737	$6,727,139	$6,701,391	$6,627,299	$6,575,184
Less: Preferred stock	209,691	209,691	209,691	209,691	209,691
Less: Goodwill and other intangible assets	2,012,580	2,020,405	2,029,267	2,038,202	2,046,882
Tangible common shareholders' equity (non-GAAP)	$4,515,466	$4,497,043	$4,462,433	$4,379,406	$4,318,611
Tangible book value per common share (non-GAAP)	$8.87	$8.84	$8.79	$8.63	$8.51
Tangible common equity to tangible assets (non-GAAP):
Tangible common shareholders' equity (non-GAAP)	$4,515,466	$4,497,043	$4,462,433	$4,379,406	$4,318,611
Total assets (GAAP)	62,058,974	61,000,188	60,934,974	61,183,352	61,703,693
Less: Goodwill and other intangible assets	2,012,580	2,020,405	2,029,267	2,038,202	2,046,882
Tangible assets (non-GAAP)	$60,046,394	$58,979,783	$58,905,707	$59,145,150	$59,656,811
Tangible common equity to tangible assets (non-GAAP)	7.52%	7.62%	7.58%	7.40%	7.24%

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(in thousands, except for share data)

	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Cash and due from banks	$478,006	$284,090
Interest bearing deposits with banks	531,067	607,135
Investment securities:
Equity securities	69,105	64,464
Trading debt securities	3,979	3,973
Available for sale debt securities	2,212,092	1,296,576
Held to maturity debt securities (net of allowance for credit losses of $1,090 at June 30, 2024 and $1,205 at December 31, 2023)	3,650,364	3,739,208
Total investment securities	5,935,540	5,104,221
Loans held for sale (includes fair value of $11,137 at June 30, 2024 and $20,640 at December 31, 2023 for loans originated for sale)	19,887	30,640
Loans	50,311,702	50,210,295
Less: Allowance for loan losses	(519,310)	(446,080)
Net loans	49,792,392	49,764,215
Premises and equipment, net	363,038	381,081
Lease right of use assets	337,947	343,461
Bank owned life insurance	725,879	723,799
Accrued interest receivable	251,167	245,498
Goodwill	1,868,936	1,868,936
Other intangible assets, net	143,644	160,331
Other assets	1,611,471	1,421,567
Total Assets	$62,058,974	$60,934,974
Liabilities
Deposits:
Non-interest bearing	$11,117,746	$11,539,483
Interest bearing:
Savings, NOW and money market	24,711,083	24,526,622
Time	14,283,348	13,176,724
Total deposits	50,112,177	49,242,829
Short-term borrowings	63,770	917,834
Long-term borrowings	3,264,530	2,328,375
Junior subordinated debentures issued to capital trusts	57,282	57,108
Lease liabilities	398,179	403,781
Accrued expenses and other liabilities	1,425,299	1,283,656
Total Liabilities	55,321,237	54,233,583
Shareholders’ Equity
Preferred stock, no par value; 50,000,000 authorized shares:
Series A (4,600,000 shares issued at June 30, 2024 and December 31, 2023)	111,590	111,590
Series B (4,000,000 shares issued at June 30, 2024 and December 31, 2023)	98,101	98,101
Common stock (no par value, authorized 650,000,000 shares; issued 509,205,014 shares at June 30, 2024 and 507,896,910 shares at December 31, 2023)	178,645	178,187
Surplus	4,995,638	4,989,989
Retained earnings	1,516,376	1,471,371
Accumulated other comprehensive loss	(162,613)	(146,456)
Treasury stock, at cost (186,983 common shares at December 31, 2023)	—	(1,391)
Total Shareholders’ Equity	6,737,737	6,701,391
Total Liabilities and Shareholders’ Equity	$62,058,974	$60,934,974

VALLEY NATIONAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in thousands, except for share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2024	2024	2023	2024	2023
Interest Income
Interest and fees on loans	$770,964	$771,553	$715,172	$1,542,517	$1,370,398
Interest and dividends on investment securities:
Taxable	40,460	35,797	31,919	76,257	64,208
Tax-exempt	4,799	4,796	5,575	9,595	10,900
Dividends	6,341	6,828	7,517	13,169	12,702
Interest on federal funds sold and other short-term investments	10,902	9,682	27,276	20,584	49,481
Total interest income	833,466	828,656	787,459	1,662,122	1,507,689
Interest Expense
Interest on deposits:
Savings, NOW and money market	231,597	232,506	164,842	464,103	315,608
Time	160,442	151,065	125,764	311,507	206,062
Interest on short-term borrowings	691	20,612	50,208	21,303	84,156
Interest on long-term borrowings and junior subordinated debentures	39,051	30,925	26,880	69,976	46,078
Total interest expense	431,781	435,108	367,694	866,889	651,904
Net Interest Income	401,685	393,548	419,765	795,233	855,785
(Credit) provision for credit losses for available for sale and held to maturity securities	(41)	(74)	(282)	(115)	4,705
Provision for credit losses for loans	82,111	45,274	6,332	127,385	15,782
Net Interest Income After Provision for Credit Losses	319,615	348,348	413,715	667,963	835,298
Non-Interest Income
Wealth management and trust fees	13,136	17,930	11,176	31,066	20,763
Insurance commissions	3,958	2,251	3,139	6,209	5,559
Capital markets	7,779	5,670	16,967	13,449	27,859
Service charges on deposit accounts	11,212	11,249	10,542	22,461	21,018
Gains on securities transactions, net	3	49	217	52	595
Fees from loan servicing	2,691	3,188	2,702	5,879	5,373
Gains on sales of loans, net	884	1,618	1,240	2,502	1,729
(Losses) gains on sales of assets, net	(2)	3,694	161	3,692	285
Bank owned life insurance	4,545	3,235	2,443	7,780	5,027
Other	7,007	12,531	11,488	19,538	26,166
Total non-interest income	51,213	61,415	60,075	112,628	114,374
Non-Interest Expense
Salary and employee benefits expense	140,815	141,831	149,594	282,646	294,580
Net occupancy expense	24,252	24,323	25,949	48,575	49,205
Technology, furniture and equipment expense	35,203	35,462	32,476	70,665	68,984
FDIC insurance assessment	14,446	18,236	10,426	32,682	19,581
Amortization of other intangible assets	8,568	9,412	9,812	17,980	20,331
Professional and legal fees	17,938	16,465	21,406	34,403	38,220
Amortization of tax credit investments	5,791	5,562	5,018	11,353	9,271
Other	30,484	29,019	28,290	59,503	54,965
Total non-interest expense	277,497	280,310	282,971	557,807	555,137
Income Before Income Taxes	93,331	129,453	190,819	222,784	394,535
Income tax expense	22,907	33,173	51,759	56,080	108,924
Net Income	70,424	96,280	139,060	166,704	285,611
Dividends on preferred stock	4,108	4,119	4,030	8,227	7,904
Net Income Available to Common Shareholders	$66,316	$92,161	$135,030	$158,477	$277,707

VALLEY NATIONAL BANCORP
Quarterly Analysis of Average Assets, Liabilities and Shareholders' Equity and
Net Interest Income on a Tax Equivalent Basis

	Three Months Ended
	June 30, 2024			March 31, 2024			June 30, 2023
	Average		Avg.	Average		Avg.	Average		Avg.
($ in thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest earning assets:
Loans (1)(2)	$50,020,901	$770,987	6.17%	$50,246,591	$771,577	6.14%	$49,457,937	$715,195	5.78%
Taxable investments (3)	5,379,101	46,801	3.48	5,094,978	42,625	3.35	5,065,812	39,436	3.11
Tax-exempt investments (1)(3)	575,272	6,075	4.22	579,842	6,071	4.19	629,342	7,062	4.49
Interest bearing deposits with banks	797,676	10,902	5.47	697,386	9,682	5.55	2,198,717	27,276	4.96
Total interest earning assets	56,772,950	834,765	5.88	56,618,797	829,955	5.86	57,351,808	788,969	5.50
Other assets	4,745,689			4,638,071			4,525,656
Total assets	$61,518,639			$61,256,868			$61,877,464
Liabilities and shareholders' equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$24,848,266	$231,597	3.73%	$24,793,452	$232,506	3.75%	$22,512,128	$164,843	2.93%
Time deposits	13,311,381	160,442	4.82	12,599,395	151,065	4.80	12,195,479	125,764	4.12
Short-term borrowings	97,502	691	2.83	1,537,879	20,612	5.36	3,878,457	50,207	5.18
Long-term borrowings (4)	3,319,195	39,051	4.71	2,625,862	30,925	4.71	2,339,727	26,880	4.60
Total interest bearing liabilities	41,576,344	431,781	4.15	41,556,588	435,108	4.19	40,925,791	367,694	3.59
Non-interest bearing deposits	11,223,562			11,183,127			12,756,862
Other liabilities	1,964,752			1,791,458			1,648,359
Shareholders' equity	6,753,981			6,725,695			6,546,452
Total liabilities and shareholders' equity	$61,518,639			$61,256,868			$61,877,464

Net interest income/interest rate spread (5)		$402,984	1.73%		$394,847	1.67%		$421,275	1.91%
Tax equivalent adjustment		(1,299)			(1,299)			(1,510)
Net interest income, as reported		$401,685			$393,548			$419,765
Net interest margin (6)			2.83			2.78			2.93
Tax equivalent effect			0.01			0.01			0.01
Net interest margin on a fully tax equivalent basis (6)			2.84%			2.79%			2.94%

(1)    Interest income is presented on a tax equivalent basis using a 21 percent federal tax rate.
(2)    Loans are stated net of unearned income and include non-accrual loans.
(3)    The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)    Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)    Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.
(6)    Net interest income as a percentage of total average interest earning assets.

SHAREHOLDERS RELATIONS
Requests for copies of reports and/or other inquiries should be directed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 70 Speedwell Avenue, Morristown, New Jersey, 07960, by telephone at (973) 305-3380, by fax at (973) 305-1364 or by e-mail at tzarkadas@valley.com.